Exhibit 99.1

EVERI REPORTS 2016 FIRST QUARTER RESULTS

- Michael D. Rumbolz Appointed President and Chief Executive Officer -

Las Vegas, NV – May 10, 2016 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the first quarter ended March 31, 2016.  Everi also announced that Michael D. Rumbolz has been appointed as the Company’s President and Chief Executive Officer, effective immediately.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
	(in millions, except per share amounts)

Revenues	$205.8	$207.5

Operating income (1)	$3.8	$28.1

Net (loss) income (1)	$(13.2)	$0.5

Net (loss) income per diluted share (1)	$(0.20)	$0.01

Diluted shares outstanding	66.0	66.5

Adjusted EBITDA (2)	$45.7	$50.6

(1)

Operating income, net (loss) income, and net (loss) income per diluted share for the three months ended March 31, 2016 included $3.3 million for accrued executive severance costs. Operating income, net (loss) income, and net (loss) income per diluted share for the three months ended March 31, 2015 included $1.5 million of acquisition and other costs related to the Merger of Everi and Everi Games Holding Inc. (the “Merger”) completed in December 2014, $0.5 million of purchase accounting adjustments and a $14.4 million benefit from one-time legal settlement proceeds.

(2)	For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Operating (loss) income to EBITDA and Adjusted EBITDA provided at the end of this release.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “While our first quarter results show that much work remains to be done, we are starting to make progress on leveraging our product portfolio, industry expertise and compliance infrastructure to accelerate and maximize long-term company-wide growth opportunities.  Our initial success in these efforts includes: increasing our Games and Payments product portfolio, adding new distribution capabilities, the ongoing development of new licensed and branded games, and the integration of our Games and Payments products to provide customers with value-enhancing solutions.

“Our financial results for the first quarter of 2016 were impacted by several previously identified factors including lower unit sales driven primarily by the timing of field trials for our new Core HDX cabinet late in the fourth quarter 2015 and first quarter 2016, lower year-over-year sales of Payments kiosks, and the removal of third party Class III games from our installed base.  We believe our 2016 first quarter operating results will represent the low mark for quarterly performance this year as we expect to generate improvement in the second quarter and then in the second half of 2016 relative to operating results in the first half of the year.  This expectation is based in part on our belief that quarterly unit sales will increase year over year for the balance of 2016 primarily reflecting the historically high levels of field unit trials for our games which should correlate to an increase in future unit sales. We also are actively managing our third party Class III unit removals with the expectation that we will be able to replace a portion of any removals with our Class II units and we continue to believe that our installed base will grow over the balance of the year and end 2016 relatively flat compared to the 2015 year-end installed base. In addition, the fraud losses and incremental processing costs experienced prior to the finalization of our implementation of the new card security features jointly-developed by Europay, MasterCard and Visa (“EMV”) are expected to return to pre-EMV levels, and the operating costs from rollout of the hardware solutions necessary to support EMV should be reduced as well.”

Mr. Rumbolz continued, “We have also identified opportunities in our cost structure and are implementing actions to reduce costs where appropriate.  While it will take time to implement some of these changes, achieving success in these efforts is critical to driving performance improvements over the balance of 2016 and beyond in order to create value for shareholders.”

First Quarter 2016 Results Overview

Revenues for the first quarter of 2016 were $205.8 million compared to $207.5 million in the first quarter of 2015.  First quarter 2016 revenues included $48.2 million from the Games segment and $157.6 million from the Payments segment.  The Company reported operating income of $3.8 million for the first quarter of 2016 compared to operating income of $28.1 million in the prior-year period.  Operating income for the three months ended March 31, 2016 included $3.3 million for accrued executive severance costs.  Operating income for the prior-year period included a benefit of $14.4 million from one-time legal settlement proceeds and $2.0 million in acquisition and other costs related to the Merger and purchase accounting adjustments.

Adjusted EBITDA for the first quarter of 2016 was $45.7 million compared to $50.6 million in the first quarter of 2015.  Adjusted EBITDA for the three months ended March 31, 2016 included $28.4 million and $17.3 million from the Games and Payments segments, respectively.  Adjusted EBITDA for the three months ended March 31, 2015 was comprised of $30.6 million and $20.0 million from the Games and Payments segments, respectively.

The Company recorded a loss from operations before income tax provision of $21.2 million for the first quarter of 2016 compared to income from operations before income tax provision of $2.5 million in the first quarter of 2015.  Diluted loss per share from continuing operations was $(0.20) for the first quarter of 2016 compared to diluted income per share from continuing operations of $0.01 for the same period last year.

Non-GAAP Measures

Historically, the Company has reported the non-GAAP measures of cash earnings and cash earnings per diluted share of common stock.  These measures were established when the Company was a Payments only business.  The calculation and definition of these non-GAAP measures varies within our industry as well as other industries and therefore are not always easily comparable between public companies.  Senior management believes that the statement of cash flows, as presented in this release and in the Company’s quarterly and annual filings, provides the information that investors need regarding the Company’s ability to generate cash flow. As a result, these non-GAAP measures will no longer be used internally to evaluate the Company’s performance.  Although the Company will not report cash earnings and cash earnings per diluted share of common stock, the information necessary to calculate these measures consistent with past reporting will be available within our earnings releases.  Management continues to believe that Adjusted EBITDA enhances investor understanding of the underlying trends in our business and provides for better comparability between periods in different years, and will continue to report Adjusted EBITDA as in the past.  See “Non-GAAP Financial Information” below.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
	(in millions, except unit amounts and prices)

Revenues	$48.2	$55.1

Operating (loss) income (1)	$(3.2)	$0.6

Adjusted EBITDA (2)	$28.4	$30.6

Units sold	432	822

Average sales price (ASP)	$17,835	$16,498

Domestic participation installed units:
Average	13,185	13,169
Quarter end	12,957	13,172
Premium participation units at quarter end	1,740	1,614
Third party Class III participation units at quarter end	1,983	3,214
Approximate daily win per unit	$29.10	$29.68

(1)	Operating income for the three months ended March 31, 2015 included $1.0 million of acquisition and other costs related to the Merger and $0.5 million of purchase accounting adjustments.
(2)	For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Operating (loss) income to EBITDA and Adjusted EBITDA provided at the end of this release.

2016 First Quarter Games Segment Highlights:

•

Revenues were $48.2 million compared to $55.1 million in the prior-year period.  Segment revenue for the first quarter of 2016 included $39.8 million from gaming operations and $8.4 million from product sales.  Excluding $0.9 million in revenue in the prior-year period from the Company’s electronic table games operations which was divested in the third quarter of 2015, revenues from gaming operations were flat compared to the prior-year period.

•	The installed base at the end of the first quarter of 2016 was 12,957 units, a decline of 215 units compared to the prior-year period.

•	The installed base of premium participation games increased 126 units year over year to 1,740 units.

•	The estimated daily win per unit of the installed base decreased $0.58 over the prior-year period to $29.10.

•	Revenue from the New York Lottery business was $4.5 million in the first quarter of 2016 compared to $4.2 million in the prior-year period.

•

Revenue from electronic game sales was $8.4 million for the first quarter of 2016 compared to $14.6 million in the prior-year period, primarily driven by volume.  The Company sold 432 units in the first quarter of 2016 compared to 822 units in the first quarter of 2015.

•	Sales of Everi’s premium-priced TournEvent slot tournament solution comprised 16% of total units sold in the first quarter of 2016 compared to 24% of units sold in the prior-year period.

Games Segment Recent Developments:

•

The Company recently entered into an agreement with the Alberta Gaming & Liquor Commission (“AGLC”) for the sale of 200 TournEvent® units and the placement of 50 premium participation units across 28 casino properties in the province.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
	(in millions, unless otherwise noted)

Revenues	$157.6	$152.4

Operating income (1)	$7.0	$27.5

Adjusted EBITDA (2)	$17.3	$20.0

Aggregate dollar amount processed (in billions):
Cash advance	$1.3	$1.3
ATM	$3.8	$3.4
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.3	2.3
ATM	18.9	17.3
Check warranty	0.9	0.9

(1)Operating income for the three months ended March 31, 2016 included $3.3 million in accrued executive severance costs.  Operating income for the three months ended March 31, 2015 included $0.5 million of acquisition and other costs related to the Merger and a benefit of $14.4 million from one-time legal settlement proceeds.

(2)For a reconciliation of Adjusted EBITDA, see the Unaudited Reconciliation of Operating (loss) income to EBITDA and Adjusted EBITDA provided at the end of this release.

2016 First Quarter Payments Segment Highlights:

•	Revenues increased approximately 3% to $157.6 million in the first quarter of 2016 compared to $152.4 million in the prior-year period.

•

Cash Advance revenues decreased approximately 2% to $58.9 million in the first quarter of 2016 compared to $60.2 million in the prior-year period, primarily due to the loss of a corporate customer in the fourth quarter of 2015.

•

ATM revenues increased approximately 12% year over year to $84.1 million from $74.9 million in the prior-year period primarily reflecting higher transaction volume as a result of the acquisition of two ATM portfolios in the third and fourth quarters of 2015 as well as same store transaction growth. These increases were partially offset by the above noted loss of a corporate customer in the fourth quarter of 2015.

•	Other revenues decreased 22%, or $2.7 million, year over year to $9.5 million, primarily due to a year-over-year decline in revenue related to kiosk sales.

•

Adjusted EBITDA margin for the Payments segment was 11.0% for the quarter ended March 31, 2016 compared to 13.1% for the same period in 2015.  Adjusted EBITDA for the three months ended March 31, 2016 includes approximately $1.0 million of cash advance incremental fraud losses and one-time processing expenses from the implementation of the Company’s end-to-end EMV solution.

Payments Segment Recent Developments:

•

Everi became the first company in the casino industry to offer end-to-end compliant cash access payment solutions that utilize chip-enabled card acceptance or EMV.  The Company is now fully end-to-end EMV-compliant with all its financial transaction devices, platforms and systems.

Michael Rumbolz Appointed President and CEO; Lin Fox Appointed to the Board of Directors

Michael D. Rumbolz was today named President and Chief Executive Officer, effective immediately.  Mr. Rumbolz has served as Interim President and Chief Executive Officer since February 16, 2016.  The Company also announced that Linster (Lin) W. Fox, former Executive Vice President, Chief Financial Officer and Secretary of SHFL Entertainment, Inc., has been appointed to the Board of Directors, effective May 11, 2016.  Mr. Fox replaces Fred C. Enlow, who retired from the Board on May 9, 2016.  Mr. Enlow has served as a Director since October 2006.

Mr. Rumbolz has been a member of Everi’s Board of Directors since August 2010. Prior to that, he most recently served as an independent consultant to Everi and previously was the Chairman and CEO of Cash Systems, Inc., a competitor of Everi that was acquired by the Company in 2008.  Mr. Rumbolz was also Vice Chairman of the Board of Casino Data Systems and was previously the President and CEO of Anchor Gaming.  Additionally, he has served as the Chairman of the Nevada Gaming Control Board, and is the former Chief Deputy Attorney General of the State of Nevada.

Mr. Fox served as EVP, CFO and Secretary of SHFL Entertainment, Inc. from 2009 up until the company’s sale to Bally Technologies, Inc. in November 2013.  Most recently, he has served on the executive advisory board of the Lee Business School at the University of Nevada-Las Vegas since 2015. Mr. Fox also served as interim CFO of Vincotech in 2009 and as EVP, CFO and Secretary of Cherokee International Corp. from 2005 to 2009.  He has also served in a variety of executive roles over the course of 18 years at Anacomp, Inc., including EVP and CFO and as a member of their Board of Directors. He began his career as an accountant at PriceWaterhouseCoopers LLC, is a Certified Public Accountant and has a B.S.B.A. from Georgetown University in Washington, D.C.

“The Board of Directors is extremely pleased that Michael has agreed to serve as the Chief Executive Officer on a permanent basis,” commented E. Miles Kilburn, Chairman of the Board of Everi.  “Mike is unique in his experience and knowledge of our Games and Payments businesses and the Board is confident in his abilities to execute upon our strategy to drive results.  In addition, I want to welcome Lin Fox to the Board of Directors. We believe Lin’s gaming industry and public company experience make him an ideal addition to the Board and we are looking forward to the benefit of his counsel and insights going forward.  On behalf of the Board, I also want to thank Fred for his nearly ten years of service as a Director, during which time he helped guide Everi through a period in which we have significantly expanded our presence in the gaming industry.”

2016 Outlook Update

Overall, the Company continues to expect that 2016 Adjusted EBITDA will not grow compared to reported 2015 Adjusted EBITDA.  Management expects sequential improvement in Adjusted EBITDA in the second quarter of 2016 and also expects Adjusted EBITDA in the second half of 2016 will be higher compared to the first half of 2016.  Factors considered in the Company’s outlook for the balance of the year include:

•

The introduction of the new Core HDX video cabinet has resulted in an acceleration of units on field trials.  The increase in field trials, the introduction of new game content, and the entrance into new markets, such as the recently announced agreement with the AGLC and expectations for initial Games segment revenue from the Colorado and Missouri markets in the second half of the year, provide the basis for the Company’s expectation that unit sales for the Games segment will exceed prior-year sales in every quarter over the balance of 2016.

•

The installed base is expected to grow from the 2016 first quarter period end installed base.  As a result, the Company expects the installed base at December 31, 2016 will be relatively flat compared to the installed base at December 31, 2015, reflecting new placements of proprietary Class II and Class III units.  The Company will continue to manage third party Class III unit removals with the expectation that it will be able to replace a portion of any removals with proprietary Class II units.

•

The Company’s Payments business is expected to benefit in 2016 from the continuing improvement in cash to the floor in the gaming industry.  In addition, the Company expects quarterly kiosk sales over the balance of the year will grow from 2016 first quarter levels.  The implementation of Everi’s end-to-end EMV solution in the first quarter of 2016 is expected to result in a reduction of the incremental fraud loss experienced in the first quarter of 2016.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its first quarter 2016 results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (888) 713-4542 or for international callers by dialing (913) 312-9309.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the PIN number is 7074267.  The replay will be available until May 17, 2016. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, acquisition and other costs related to mergers and purchase accounting adjustments and accrued executive severance costs less a benefit from one-time legal settlement proceeds. We present Adjusted

EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. Reconciliations between our actual results prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and Adjusted EBITDA are provided at the end of this press release. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered in isolation or as a substitute for, and should be read in conjunction with, our net (loss) income, operating income, basic or diluted (loss) earnings per share or cash flow data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding our ability to leverage our product portfolio, industry expertise and compliance infrastructure to accelerate and maximize long-term company-wide growth opportunities, our Games performance in the second quarter of 2016 and for the remainder of the year, the reduction of fraud losses, processing costs and operating costs from implementation of an end-to-end EMV solution, the expected benefits from our Core HDX video cabinet, the outcome of field trials, our entrance into new markets creating an overall increase in unit sales, the size of our installed base and placements of Class II and Class III content, the expected continued improvement in cash to the floor in the gaming industry and our ability to increase kiosk sales over the balance of the year.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2016 and subsequent periodic reports, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements.

These cautionary statements qualify our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10-K and Form 10-Q, and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE LOSS

(In thousands, except earnings per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues
Games	$48,178	$55,045
Payments	157,591	152,428
Total revenues	205,769	207,473
Costs and expenses
Games cost of revenue (exclusive of depreciation and amortization)	8,436	12,077
Payments cost of revenue (exclusive of depreciation and amortization)	122,657	114,946
Operating expenses	30,005	15,841
Research and development	5,368	5,436
Depreciation	12,335	10,377
Amortization	23,183	20,655
Total costs and expenses	201,984	179,332
Operating income	3,785	28,141
Other expenses
Interest expense, net of interest income	24,992	25,655
Total other expenses	24,992	25,655
(Loss) income from operations before tax	(21,207)	2,486
Income tax (benefit) provision	(8,056)	2,017
Net (loss) income	(13,151)	469
Foreign currency translation	(485)	(873)
Comprehensive loss	$(13,636)	$(404)
(Loss) earnings per share
Basic	$(0.20)	$0.01
Diluted	$(0.20)	$0.01
Weighted average common shares outstanding
Basic	66,034	65,623
Diluted	66,034	66,492

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net (loss) income	$(13,151)	$469
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	35,518	31,032
Amortization of financing costs	1,672	2,072
Loss on sale or disposal of assets	611	2
Accretion of contract rights	2,097	2,104
Provision for bad debts	2,444	2,266
Reserve for obsolescence	119	73
Stock-based compensation	1,061	1,793
Other non-cash items	(38)	231
Changes in operating assets and liabilities:
Trade and other receivables	5,749	(4,716)
Settlement receivables	16,634	13,208
Inventory	(497)	4,082
Prepaid and other assets	2,047	(547)
Deferred income taxes	(8,343)	1,769
Settlement liabilities	(29,603)	22,765
Accounts payable and accrued expenses	8,384	9,213

Net cash provided by operating activities	24,704	85,816

Cash flows from investing activities
Capital expenditures	(23,613)	(12,616)
Proceeds from sale of fixed assets	10	1
Advances under development agreements	(1,000)	(1,255)
Repayments under development agreements	—	1,217
Changes in restricted cash and cash equivalents	44	59

Net cash used in investing activities	(24,559)	(12,594)

Cash flows from financing activities
Repayments of credit facility	(2,500)	(17,500)
Debt issuance costs	(480)	(252)
Proceeds from exercise of stock options	—	1,048
Purchase of treasury stock	(9)	(20)

Net cash used in financing activities	(2,989)	(16,724)

Effect of exchange rates on cash	148	(580)

Cash and cash equivalents
Net (decrease) increase for the period	(2,696)	55,918
Balance, beginning of the period	102,030	89,095
Balance, end of the period	$99,334	$145,013

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED SELECTED BALANCE SHEET INFORMATION

(In thousands)

	At March 31,	At December 31,
	2016	2015

Cash and cash equivalents	$99,334	$102,030
Settlement receivables	28,321	44,933
Settlement liabilities	(110,361)	(139,819)

Net available cash	$17,294	$7,144

Current portion of long-term debt	$10,000	$10,000
Long-term debt, less current portion(1)	1,128,930	1,129,899

Total debt	$1,138,930	$1,139,899

(1)For the year ended December 31, 2015, we reclassified $23.7 in debt issuance costs related to our outstanding debt from other assets, non-current to long-term debt. This reclassification in consistent with our implementation of the Financial Accounting Standards Board Accounting Standard Update No. 2015-03 and 2015-15.

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF OPERATING (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA

	Three Months Ended March 31,			Three Months Ended March 31,
	2016			2015
	Games	Payments	Total	Games	Payments	Total

Operating (loss) income	$(3,245)	$7,030	$3,785	$613	$27,528	$28,141
Plus: depreciation and amortization	29,182	6,336	35,518	26,298	4,734	31,032

EBITDA	$25,937	$13,366	$39,303	$26,911	$32,262	$59,173

Non-cash stock compensation expense	362	699	1,061	119	1,674	1,793
Accretion of contract rights	2,097	—	2,097	2,104	—	2,104
Accrued executive severance	—	3,274	3,274	—	—	—
Acquisition and other costs related to mergers and purchase accounting adjustments	—	—	—	1,459	534	1,993
Legal settlement proceeds	—	—	—	—	(14,440)	(14,440)

Adjusted EBITDA	$28,396	$17,339	$45,735	$30,593	$20,030	$50,623